EXHIBIT 99.1

Contact:	Jim McCarty Vice President and Chief Financial Officer 540-955-2510 jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES FIRST

QUARTER RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., April 22 – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announces financial results for the quarter ended March 31, 2008 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the first quarter of 2008 was $1.7 million, which represents an increase of $0.5 million or 39% from net income of $1.2 million for the first quarter of 2007. Diluted earnings per share were $0.54 and $0.39 for the first quarter of 2008 and 2007, respectively, which represents an increase of $0.15 or 38%. Net interest income was $4.5 million for the first three months of 2008 as compared to $4.2 million during the same period of 2007. This represents an increase of $0.3 million or 9%.

The Company’s earnings include a gain on the sale of loans totaling $376,000, which was generated from the Bank’s credit card portfolio. Jim McCarty, Chief Financial Officer, stated “We spent significant time during 2007 evaluating the credit card program and concluded that we could not offer competitive products and achieve our return on investment targets. Through a partnership with a large credit card issuer, we can allow our customers to choose from an extensive set of products with rewards and other benefits. Although this gain has been recognized during the first quarter, it will take several months to issue new cards to our customers.”

Total assets of the Company at March 31, 2008 were $517.8 million, which represents an increase of $10.3 million or 2% from total assets of $507.5 million at December 31, 2007. Total loans decreased $2.1 million from $389.7 million at December 31, 2007 to $387.6 million at March 31, 2008. Total deposits decreased $4.1 million or 1% from $379.6 million at December 31, 2007 to $375.5 million at March 31, 2008. Total investment securities increased $13.8 or 16% from $84.2 million at December 31, 2007 to $98.0 million at March 31, 2008. This increase was funded through borrowings, which include a $10 million increase in Federal Home Loan Bank advances and a $10 million increase in securities sold under agreements to repurchase.

A dividend of $0.17 per share will be paid on May 15, 2008 to shareholders of record as of May 1, 2008. This represents an increase $0.01 or 6% over the May 15, 2007 dividend of $0.16 per share. The Company’s total dividend was $0.64 per share for 2007 as compared to $0.60 per share for 2006.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports filed with and furnished to the Securities and Exchange Commission.